 TEXTILE SERVICES   IMAGE APPAREL   INNOVATION VALUE

                                               Angelica Corporation
                                               424 South Woods Mill Road
                                               Suite 300
Angelica [Logo]                                Chesterfield, Missouri 63017 3406
                                               Tel: 314.854.3800
                                               Fax: 314.854.3890



                                                        August 16, 2001
Dear Fellow Shareholder:

As indicated in our August 16, 2001 press release, second quarter results were a disappointment and were below last year's comparable quarter by a significant amount. Earnings per share for the quarter were $.10 compared to $.21 a year ago, as the weak economy drove down sales and earnings for two of our three business segments.

Second quarter combined sales and textile service revenues increased 2.7 percent to $117,002,000 from $113,940,000 in the same period last year. Pretax income was $1,399,000 in the quarter compared with $2,868,000 last year, and net income decreased 50.5 percent to $895,000 from $1,807,000 in last year's second quarter. For the first half of this year, combined sales and textile service revenues were $236,475,000 compared with $227,192,000 in last year's first half, an increase of 4.1 percent. Pretax income of $3,663,000 compared with $5,371,000 in the prior year's first half, and net income was $2,344,000 versus $3,384,000 in the same period last year, a decrease of 30.7 percent. Earnings per share in the first half this year were $.27 compared with $.39 last year.

Fortunately, our largest business segment, Textile Services, had a very strong quarter, both in terms of revenues and earnings. Revenues in this segment increased 8.2 percent to $64,846,000 compared with $59,920,000 in the second quarter last year, and operating earnings increased 24.9 percent in the quarter to $4,831,000 compared with $3,868,000 last year. In comparing the first half of this year to last, revenues have increased by $9,722,000 or 8.1 percent, and earnings have increased by $1,348,000 or 16.4 percent. The investments that we have made in labor-saving and energy-efficient equipment have begun to have a positive effect on the bottom line. Just as significantly, the closing of value-destroying operations over the past three years has also helped us to improve earnings. Value-adding sales growth has occurred in this segment as a result of our rebuilding the sales force and our focus on customer profitability and improved customer service. New business additions, net of customer losses, were at record high levels for both the second quarter and first half of this year. Textile Services serves the healthcare industry primarily, and while not recession proof, this industry is certainly more recession resistant than many other market segments that we serve at Angelica. The healthcare industry, while still under intense cost pressure, is in the best financial condition that it has been in a number of years. We intend to allocate additional resources to the Textile Services segment in order to leverage our commitment to add more shareholder value.

In the second quarter, the Manufacturing and Marketing segment's sales (before inter-segment sales) declined 4.7 percent to $37,156,000 compared with $38,978,000 last year. Operating earnings fell to $714,000 compared with $2,055,000 in the same quarter last year, a decline of 65.3 percent. We did add a number of new customers, but they purchased less than we expected, and existing customers purchased less this year than last as well. We believe that the weak economy is the principal reason for the sales shortfall, as our customers are reducing purchases to essential levels wherever possible. The Canadian operations of this segment, on the other hand, had excellent growth in sales and earnings for the quarter and first half; however, their positive results could not offset the declines at Angelica Image Apparel, the domestic operations. On an annualized basis, we have already reduced operating expenses at Image Apparel by approximately $4,000,000 and are currently implementing another round of expense reductions totaling another $1,000,000. These reductions will help us to achieve improved earnings in the second half of the year. Other corrective actions include gross



www.angelica-corp.com
margin improvement - through responsible pricing and improved sourcing of products non-domestically - as well as inventory reduction and simplifying the business wherever possible. This business segment had experienced positive increases in earnings in each of the last three fiscal years, and it is a disappointment to take a step backward in our turnaround efforts in the first half of this year.

Life Retail was the other business segment suffering sales and earnings declines for the quarter and year to date, also largely due to an unexpected weak economy. In the second quarter, Life Retail had a same-store sales decline of 6.2 percent, the first such decline in two and one-half years. Overall, second quarter sales declined 2.7 percent to $20,774,000 compared with $21,355,000 last year. This segment had an operating loss of $712,000 in the second quarter compared with operating earnings of $146,000 in last year's quarter. While an estimated 25 percent of nationwide healthcare apparel sales are purchased from the catalogue and e-commerce channels, Life Retail was not represented in these channels until recently. The entry cost of this has been higher than planned, primarily due to slower sales growth than we expected, but clearly Life needs to sell products through these channels. New store openings, which have totaled ten so far this year, also negatively affected earnings in this segment, but should contribute positively in the future. On the plus side, gross margins have increased in the segment this year and were at a two-year high in July. Healthcare employment continues to grow, although it appears that many healthcare employees are curtailing uniform apparel purchases at this time. We expect some recovery in earnings in the second half of the year as a result of expense control measures (including a freeze on new store openings) and are encouraged for the future when the economy strengthens.

Angelica's results so far this year are bittersweet. We are encouraged by the revenue and strong earnings growth trend in our largest business segment, Textile Services, but are discouraged by the lack of sales growth in the Manufacturing and Marketing and Life Retail business segments and the corresponding reduction in operating earnings. As we all know, business is not without risk, and in hindsight some of the decisions that we made to grow sales and earnings responsibly in these segments perhaps were ill advised given current economic conditions. Now it is up to Management to make corrections, while at the same time being careful not to overreact. It is not unlike changing a flat tire on a moving car.

Responsible revenue growth, attraction and retention of managerial talent, and avoiding margin erosion are the three biggest challenges facing CEOs in corporate America today. We face these as well, and by focusing our efforts on this challenge triumvirate, we believe we will continue to perform exceptionally well in our Textile Services segment and will be able to improve our results at Life Retail and Manufacturing and Marketing.

However, because there seems little hope of economic recovery until early next year and assuming no worsening in the meantime, we expect Angelica's results for fiscal 2002 to be equal to or possibly five percent less than the $.76 per share we earned last year. When the economy strengthens, we expect Angelica's value-building strategies will be rewarded and that shareholder value will improve.

Respectfully submitted,


/s/ Don W. Hubble

Don W. Hubble
Chairman, President and Chief Executive Officer

CONSOLIDATED STATEMENTS OF INCOME
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands, except per share amounts)


                                             Second Quarter Ended           First Half Ended
                                           -----------------------       -----------------------
                                           July 28,       July 29,       July 28,       July 29,
                                             2001           2000           2001           2000
                                           --------       --------       --------       --------
Textile service revenues                   $ 64,846       $ 59,920       $130,333       $120,611
Net sales                                    52,156         54,020        106,142        106,581
                                           --------       --------       --------       --------
                                            117,002        113,940        236,475        227,192
                                           --------       --------       --------       --------

Cost of textile services                     51,480         47,947        102,792         95,816
Cost of goods sold                           31,522         32,868         64,433         64,652
                                           --------       --------       --------       --------
                                             83,002         80,815        167,225        160,468
                                           --------       --------       --------       --------

Gross profit                                 34,000         33,125         69,250         66,724
                                           --------       --------       --------       --------

Selling, general and
   administrative expenses                   30,219         28,243         61,401         57,090
Interest expense                              2,019          2,069          4,047          4,161
Other expense (income), net                     363            (55)           139            102
                                           --------       --------       --------       --------
                                             32,601         30,257         65,587         61,353
                                           --------       --------       --------       --------

Income before income taxes                    1,399          2,868          3,663          5,371
Provision for income taxes                      504          1,061          1,319          1,987
                                           --------       --------       --------       --------
Net income                                 $    895       $  1,807       $  2,344       $  3,384
                                           ========       ========       ========       ========


Basic and diluted earnings per share *     $   0.10       $   0.21       $   0.27       $   0.39
                                           ========       ========       ========       ========


Dividends per common share                 $   0.08       $   0.08       $   0.16       $   0.32
                                           ========       ========       ========       ========


Comprehensive income, consisting of net income and foreign currency translation adjustments, totaled $917 and $1,820 for the quarters ended
July 28, 2001 and July 29, 2000, respectively; and $2,290 and $3,240 for the first halves ended July 28, 2001 and July 29, 2000, respectively.

Certain amounts in the prior year have been reclassified to conform to current year presentation.

For fiscal year 2002, the effective tax rate was adjusted downward from
37.0 percent to 36.0 percent to reflect lower actual state tax expense levels.

* Based upon weighted average number of common and common equivalent shares outstanding of 8,696,067 and 8,710,485 for fiscal periods of 2002 and 2001, respectively.

CONSOLIDATED BALANCE SHEETS
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)


                                                                         July 28,     January 27,
                                                                           2001          2001
                                                                         --------     -----------
ASSETS
------
Current Assets:
   Cash and short-term investments                                       $ 13,271      $ 20,311
   Receivables, less reserve of $3,222 and $2,581                          56,071        54,983
   Inventories:
     Raw material                                                          21,321        27,223
     Work in progress                                                       3,667         5,895
     Finished goods                                                        63,371        58,726
                                                                         --------      --------
                                                                           88,359        91,844

   Linens in service                                                       33,399        32,846
   Prepaid expenses and other current assets                                7,031         5,733
                                                                         --------      --------
     Total Current Assets                                                 198,131       205,717
                                                                         --------      --------

Property and Equipment                                                    209,272       204,146
Less -- reserve for depreciation                                          123,831       119,026
                                                                         --------      --------
                                                                           85,441        85,120
                                                                         --------      --------

Goodwill                                                                    5,128         5,341
Other acquired assets                                                       1,792         2,659
Cash surrender value of life insurance                                     22,929        22,628
Miscellaneous                                                               4,633         4,819
                                                                         --------      --------
                                                                           34,482        35,447
                                                                         --------      --------
Total Assets                                                             $318,054      $326,284
                                                                         ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
   Current maturities of long-term debt                                  $ 31,854      $ 27,841
   Accounts payable                                                        19,706        27,445
   Accrued expenses                                                        26,507        25,982
                                                                         --------      --------
     Total Current Liabilities                                             78,067        81,268
                                                                         --------      --------

Long-Term Debt, less current maturities                                    55,264        60,963
Other Long-Term Obligations                                                18,835        19,734

Shareholders' Equity:
   Preferred Stock:
     Class A, Series 1, $1 stated value,
       authorized 100,000 shares, outstanding: None                            --            --
     Class B, authorized 2,500,000 shares, outstanding: None                   --            --
   Common Stock, $1 par value, authorized 20,000,000
     shares, issued: 9,471,538                                              9,472         9,472
   Capital surplus                                                          4,196         4,196
   Retained earnings                                                      168,647       168,677
   Accumulated other comprehensive income                                  (2,034)       (1,980)
   Common Stock in treasury, at cost: 864,732 and 929,070                 (14,393)      (16,046)
                                                                         --------      --------
                                                                          165,888       164,319
                                                                         --------      --------
   Total Liabilities and Shareholders' Equity                            $318,054      $326,284
                                                                         ========      ========

CONSOLIDATED STATEMENTS OF CASH FLOWS
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)


                                                                          First Half Ended
                                                                    ------------------------------
                                                                    July 28, 2001    July 29, 2000
                                                                    -------------    -------------
Cash Flows from Operating Activities:
   Net income                                                          $ 2,344          $ 3,384
   Non-cash items included in net income:
     Depreciation                                                        6,262            6,581
     Amortization of acquisition costs                                   1,080            1,195
   Change in working capital components,
     net of businesses acquired/disposed of                             (6,970)          (2,032)
   Other, net                                                           (1,014)             846
                                                                       -------          -------
     Net cash provided by operating activities                           1,702            9,974
                                                                       -------          -------


Cash Flows from Investing Activities:
   Expenditures for property and equipment, net                         (6,583)          (3,938)
   Disposals of businesses and property                                    302            1,888
                                                                       -------          -------
     Net cash used in investing activities                              (6,281)          (2,050)
                                                                       -------          -------


Cash Flows from Financing Activities:
   Long-term debt repayments                                            (1,686)          (1,865)
   Dividends paid                                                       (1,373)          (2,778)
   Repurchase of stock                                                      --             (416)
   Other, net                                                              598              (81)
                                                                       -------          -------
     Net cash used in financing activities                              (2,461)          (5,140)
                                                                       -------          -------


Net (decrease) increase in cash and short-term investments              (7,040)           2,784
Balance at beginning of year                                            20,311           15,651
                                                                       -------          -------
Balance at end of period                                               $13,271          $18,435
                                                                       =======          =======


Supplemental cash flow information:
   Income taxes paid                                                   $ 2,982          $ 3,318
   Interest paid                                                       $ 4,138          $ 3,667

BUSINESS SEGMENT INFORMATION
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)

                                            Second Quarter Ended            First Half Ended
                                           -----------------------       -----------------------
                                           July 28,       July 29,       July 28,       July 29,
                                             2001           2000           2001           2000
                                           --------       --------       --------       --------
Sales and textile service revenues:
   Textile Services                        $ 64,846       $ 59,920       $130,333       $120,611
   Manufacturing and Marketing               37,156         38,978         74,797         75,014
   Retail Sales                              20,774         21,355         44,677         44,646
   Intersegment sales                        (5,774)        (6,313)       (13,332)       (13,079)
                                           --------       --------       --------       --------
                                           $117,002       $113,940       $236,475       $227,192
                                           ========       ========       ========       ========

Earnings:
   Textile Services                        $  4,831       $  3,868       $  9,572       $  8,224
   Manufacturing and Marketing                  714          2,055          1,533          3,251
   Retail Sales                                (712)           146           (773)           689
   Interest, corporate expenses and
     other, net                              (3,434)        (3,201)        (6,669)        (6,793)
                                           --------       --------       --------       --------
                                           $  1,399       $  2,868       $  3,663       $  5,371
                                           ========       ========       ========       ========


SUMMARY FINANCIAL POSITION DATA
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands, except ratios, shares and per share amounts)

                                                       First Half Ended
                                                  ----------------------------
                                                   July 28,          July 29,
                                                     2001              2000
                                                  ----------        ----------
   Working capital                                $  120,064        $  146,174
   Current ratio                                    2.5 to 1          4.0 to 1
   Long-term debt                                 $   55,264        $   86,287
   Shareholders' equity                           $  165,888        $  163,521
   Percent long-term debt to debt and equity           25.0%             34.5%
   Equity per common share                        $    19.27        $    18.93
   Common shares outstanding                       8,606,806         8,638,057



----------------------------------------------------------------------------
Forward-Looking Statements:

Any forward-looking statements made in this document reflect the
Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, availability of non-domestic image apparel contractors to manufacture and deliver at an appropriate cost and in a timely manner, the ability to attract and retain key personnel, unusual or unexpected cash needs for operations or capital transactions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.
----------------------------------------------------------------------------